EXHIBIT 99.1
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                        NUCLEUS COMPLETES ACQUISITION OF
                         INNOVATIVE TECHNOLOGY SOLUTIONS


Chicago, IL
(July 13, 1999)


Nucleus, Inc. (NASDAQ QTC-BB: NCLS) today announced the completion of the acquisition of Innovative Technology Solutions, Inc. (ITS), a privately held Seattle based provider of information technology solutions.

ITS, founded in 1995, is a leading provider of multifaceted technology solutions to middle market companies in the pacific northwest. The key areas in which ITS currently offers technical solutions include: Strategic IT Consulting-including technology plans; system design; application review, evaluation, and selection; Project Services -- including technical staffing and project management; Functional Services -- including network installation; network administration; on-call service; help desk services; communications systems, document imaging; and full system support.

Based in Sea-Tac, Washington, ITS has a staff of 17 and operates additional offices in Portland and Spokane.

ITS had unaudited revenues of $6.5 million and $11.3 million in 1997 and 1998 respectively, with revenues of approximately $10 million for the six months ended June 30, 1999.

"Joining Nucleus gives us the power to take our company to the next level," said Kathy Rogers, CEO of ITS. "Combining our current capabilities with those of Nucleus enables us to not only deliver a single source solution, but to also enhance the solution we currently provide our clients."

John C. Paulsen, President and Chief Executive Officer of Nucleus commented, "The addition of ITS complements our business strategy and gives us a strong presence for future growth in the technology-rich Pacific Northwest. We are particularly excited to have this group join our team, and feel that they will excel in executing on our strategy of delivering a single source solution based on Internet technology."

ITS joins a growing list of Nucleus acquisitions including CompPro Computers, a Chicago based services firm providing computer maintenance and upgrade services; Young Data Systems, a Chicago based build/configure-to-order computer company; and EDW Computers, a Denver based services firm that designs, configures and integrates computer networks for middle market businesses.


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Nucleus, based in Chicago, is an Internet Professional Services Organization
delivering integrated IT and e-commerce Internet solutions to middle market businesses. Founded in 1984, the company has five (5) offices and fifty (50) employees.

THE INFORMATION CONTAINED IN THIS PRESS RELEASE, INCLUDING ANY "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 CONTAINED HEREIN, SHOULD BE REVIEWED IN CONJUNCTION WITH THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB AND OTHER PUBLICLY AVAILABLE INFORMATION REGARDING THE COMPANY, COPIES OF WHICH ARE AVAILABLE FROM THE COMPANY UPON REQUEST. SUCH PUBLICLY AVAILABLE INFORMATION SETS FORTH MANY RISKS AND UNCERTAINTIES RELATED TO THE COMPANY'S BUSINESS AND SUCH STATEMENTS, INCLUDING RISKS AND UNCERTAINTIES RELATED TO THAT ARE UNPREDICTABLE AND OUTSIDE OF THE INFLUENCE AND/OR CONTROL OF THE COMPANY.

Contact:  Ted Hartley,
Executive Vice President & CFO, Nucleus, Inc.
312-683-9000


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